                                                             EXHIBIT 99.1


PRESS RELEASE

STATION REPORTS FOURTH QUARTER EPS OF $0.18, PRIOR TO NON-RECURRING ITEMS; PROVIDES GUIDANCE FOR 2001

LAS VEGAS, Jan. 23 /PRNewswire/ -- Station Casinos, Inc. ( "Station" or "the Company ") (NYSE: STN - NEWS) today announced the results of its operations for the fourth quarter and fiscal year ended December 31, 2000.

During and subsequent to the end of the fourth quarter, the Company completed the following transactions:

    -- The acquisition of the Santa Fe Hotel & Casino ("Santa Fe") in northwest Las Vegas on October 2, 2000;
    -- The acquisition of the Fiesta Casino Hotel ("Fiesta") in North
       Las Vegas on January 4, 2001;
    -- The sale of Station Casino St. Charles and Station Casino Kansas City to Ameristar Casinos, Inc. (Nasdaq: ASCA - NEWS; "Ameristar") on December 20, 2000;
    -- The purchase of a 49-acre gaming-entitled parcel in southwest Las Vegas at the intersection of Flamingo Road and the soon-to-be completed Interstate 215 ("I-215") Western Beltway. The parcel was purchased from Seven Circle Real Estate Co. for $42 million in December 2000. This parcel is grandfathered under Senate Bill 208 because of its inclusion in the Summerlin master-planned community;
    -- The purchase of a 29-acre gaming-entitled parcel at the intersection of Smoke Ranch Road and Rancho Road in North Las Vegas for $9 million in January 2001. This site is adjacent to the North Las Vegas airport and was previously owned by Coast Resorts. The Company expects to sell this parcel as a non-gaming site;
    -- The sale of the balance of a 40-acre parcel across the street from Sunset
       Station and previously owned by Santa Fe Gaming Corp. The Company realized a total of $20 million in proceeds from the sale of the 40-acre parcel, $9 million of which was received in the fourth quarter.

In addition to these transactions, the Company received regulatory approval from the Nevada Gaming Control Board and the City of Henderson to purchase The Reserve Hotel & Casino ("The Reserve") in Henderson, Nevada from Ameristar for $70 million. The Company expects this transaction to close in late-January 2001, pending approval by the Nevada Gaming Commission. With respect to ongoing operations, the Company reported net revenues for the fourth quarter ended December 31, 2000, of $243.4 million, a two percent increase over the prior year's quarter. Earnings before interest, taxes, depreciation and amortization (EBITDA) adjusted for certain non-recurring items, declined seven percent to $59.5 million compared to $63.9 million in the prior year. The

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

decline in EBITDA is primarily related to a $4.1 million decrease in Missouri EBITDA from the prior year's quarter. As reported in December, the Company believes that inclement weather throughout the Midwest, the anticipated sale transaction, and the timing of the sale, negatively impacted casino revenues and operating margins at the Missouri properties during the quarter. For the fourth quarter, earnings applicable to common stock was $11.1 million, or $0.18 per share, prior to $4.0 million in net charges related to several non-recurring items, $41.7 million related to a gain on the sale of the Company's Missouri assets, and a $0.2 million after-tax loss on early retirement of debt. Including the aforementioned items, the Company reported net income of $34.9 million, or $0.55 per share. In the prior year's quarter, the Company reported earnings applicable to common stock of $15.5 million, or $0.24 per share, prior to an asset impairment loss of $137.4 million, and $2.4 million in charges related to the termination of an acquisition.

For the fiscal year ended December 31, 2000, consolidated net revenues increased five percent to $991.7 million, while consolidated EBITDA, as adjusted for non-recurring items, increased 13 percent to $273.8 million. The Company reported earnings applicable to common stock of $73.5 million, or $1.17 per share, prior to $9.4 million in net charges related to several non-recurring items, $41.7 million related to a gain on the sale of the Company's Missouri assets, and a $0.5 million after-tax loss on early retirement of debt. Including the aforementioned items, the Company reported net income of $93.5 million, or $1.48 per share.

Balance Sheet Items

The Company's total long-term debt (including construction payables) increased slightly to $995.1 million from $994.1 million in the quarter ended September 30, 2000. In addition, the Company held $256.0 million in cash, $194.2 million of which was held to fund portions of the Fiesta and The Reserve acquisitions, as well as the North Las Vegas land purchase subsequent to the end of the quarter. Capital expenditures for the fourth quarter totaled $69.9 million, primarily related to the Texas Station expansion and the Santa Fe renovation. In addition, the Company made equity contributions to Green Valley Ranch of $20.1 million for the quarter. The Company also received $488 million in proceeds from the sale of its Missouri assets and $9.0 million in proceeds from the sale of real estate near Sunset Station.

Nevada Operations

During the fourth quarter, combined net revenues for the Company's Nevada operations increased nine percent to $163.6 million, while EBITDA, adjusted for non-recurring items, declined one percent to $51.1 million. The Company believes that fourth quarter results were negatively impacted by the competitive impact of the Suncoast on Texas Station, continued road construction near Palace Station, and competitive supply increases on the Boulder Strip and surrounding areas. These issues, in addition to ongoing construction at Santa Fe Station are expected to continue to impact the Company's Las Vegas properties during 2001. "While we remain confident in the long-term prospects for our Las Vegas franchise, recent economic trends, coupled with an increase in competitive supply, have prompted us to revise our expectations for 2001. We now expect same-store sales and EBITDA to be flat year over year for 2001, as the new competitive supply is absorbed over the next few quarters," said Glenn Christenson, executive vice president and chief financial officer. "With respect to our recent acquisitions, we believe we can grow EBITDA approximately 25 percent this year, off a base of approximately $50 million during 2000," said Christenson.

Missouri Operations

On December 20, 2000, the Company consummated its sale of Station Casino St. Charles and Station Casino Kansas City to Ameristar for cash proceeds of $488 million. The Missouri operations reported combined net revenues and EBITDA of $67.7 million and $13.5 million, respectively, for the abbreviated period in which the Company operated these facilities during the fourth quarter. The Company believes that inclement weather throughout the Midwest, the anticipated sale transaction, and the timing of the sale, negatively impacted gaming revenue and operating margins at the Missouri properties during the quarter.
Status of Recent Acquisitions

During the past fiscal year, the Company made several strategic acquisitions that expand its position as the preeminent provider of entertainment to Las Vegas residents.

    -- On October 2, 2000, the Company completed the acquisition of the Santa Fe in northwest Las Vegas. During the quarter, the Company completed the renovation and retheming of the casino and restaurants, and increased the number of slot machines on the casino floor to approximately 1,900. The Company is currently underway with construction of a 1,700-space parking garage, a food court area with eight lease tenants, and a 25,000-square-foot casino expansion to allow for approximately 700 additional gaming devices, the build-out of lease tenant space for two new restaurants, a new hotel lobby, and a new gift shop. The expansion of the gaming floor, additional gaming devices, lease tenant space, and other design modifications will result in incremental capital expenditures of approximately $31 million to the original construction budget. Post-acquisition expenditures at the Santa Fe will now total approximately $71 million. The scope enhancements to the original expansion/renovation plan will not delay the previously announced completion date of July 1, 2001.
    -- On January 4, 2001, the Company completed the acquisition of the Fiesta
       Casino Hotel in North Las Vegas, Nevada. The facility offers approximately 70,000 square feet of casino space featuring 1,900 gaming devices and 30 table games, 100 guest rooms, four full-service restaurants, a buffet, several fast-food outlets, bingo, and a race and sports book. The property will retain the Fiesta name and theme. The Company expects to spend approximately $5 million during the first quarter on minor renovations to the casino.
    -- The Company expects to complete the acquisition of The Reserve from Ameristar in late-January 2001, subject to approval from the Nevada Gaming Commission. The Reserve opened in February 1998 and is situated on 33 acres at the intersection of I-215 and Interstate 515, in Henderson, Nevada. The Reserve includes approximately 42,000 square feet of casino space with 1,430 slot machines, 26 table games, a sports book, keno and bingo, a 224-room hotel, six restaurants, 1,900 surface parking spaces and meeting space. The Company expects to spend approximately $8 million during the current fiscal year to make minor revisions and additions to the casino floor and parking areas. The Company expects that The Reserve will temporarily retain its name and theme.

Frank J. Fertitta III, chairman and chief executive officer of Station, stated, "We expect these acquisitions to drive earnings growth in the later part of 2001 and 2002. Once these properties are well-integrated, we expect to see the benefits across our entire Las Vegas franchise."

New Development

The "Green Valley Ranch" hotel-casino is currently under construction at the intersection of the I-215 Southern Beltway and Green Valley Parkway in Henderson, Nevada. The Company has agreed to jointly develop a hotel-casino on 40 acres of the 110-acre multi-use commercial development with American Nevada Corporation. The Company expects to contribute a total of $50 million in cash equity for a 50 percent equity ownership. As of December 31, 2000, the Company has made cash equity contributions of $34 million. Station will be the managing partner and receive a management fee for its services. Construction on the $300 million project is currently underway and should be completed by December 2001.

The Company will host a conference call today, Tuesday, January 23, at 8 AM
(PST) to discuss its fourth quarter financial results for fiscal 2000, and provide further guidance for 2001. Interested participants may access the call by dialing into the conference operator (888) 243-1745. A live audio webcast of the call, as well as supplemental tables and charts, will also be available at the Company's website, http://www.stationcasinos.com/. A replay of the call will be available from 10:00 AM (PST) on January 23, 2001, until 10:00 AM (PST) on January 26, 2001 at (800) 633-8284. The reservation number is 17639138.

Station Casinos, Inc. owns and operates Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Santa Fe Station Hotel & Casino and the Wild Wild West Gambling Hall & Hotel in Las Vegas, Nevada, the Texas Station Gambling Hall & Hotel, and the Fiesta Casino Hotel in North Las Vegas, Nevada, and Sunset Station Hotel & Casino, in Henderson, Nevada, as well as slot machine route management services in the Las Vegas metropolitan area.

This press release may be deemed to contain certain forward-looking statements with respect to the business, financial condition, results of operations, dispositions, acquisitions, and expansion projects of the Company and its subsidiaries which involve risks and uncertainties including, but not limited to, financial market risks, the ability to maintain existing management, integration of acquisitions, competition within the gaming industry, the cyclical nature of the hotel business and gaming business, economic conditions, regulatory matters and litigation and other risks described in the filings of the Company with the Securities and Exchange Commission, including, but not limited to the Company's Annual Report on Form 10-K for the year ended December 31, 1999, and its Registration Statement on Form S-4 File No. 333-45188. Additional financial information, including presentations from recent investor conferences, is available in the "Investors" section of the Company's website at www.stationcasinos.com.

                              Station Casinos, Inc.

                      Condensed Consolidated Balance Sheets
                              (amounts in thousands)
                                   (unaudited)

                                                          December 31,
                                                    2000               1999
    Assets:
     Cash and cash equivalents                    $255,984            $73,072
     Receivables, net                               29,479             12,346
     Other current assets                           27,571             34,786
      Total current assets                         313,034            120,204
     Property and equipment, net                   811,449          1,025,753
     Other long-term assets                        315,945            130,316
      Total assets                              $1,440,428         $1,276,273

    Liabilities and stockholders' equity:
     Current portion of long-term debt              $5,684             $8,647
     Construction contracts payable                  5,476                750
     Other current liabilities                     113,582            108,292
      Total current liabilities                    124,742            117,689
     Long-term debt, less current portion          983,941            933,833
     Other long-term liabilities                    42,858              7,950
      Total liabilities                          1,151,541          1,059,472
     Stockholders' equity                          288,887            216,801
      Total liabilities and
       stockholders' equity                     $1,440,428         $1,276,273


                              Station Casinos, Inc.
                    Consolidated Statements of Operations
                (amounts in thousands, except per share data)
                                   (unaudited)

                              Three Months Ended       Twelve Months Ended
                                  December 31,             December 31,
                               2000         1999          2000        1999
    Operating revenues:
     Casino                 $195,884      $193,980     $807,880    $764,089
     Food and beverage        33,369        34,477      137,198     141,116
     Room                     12,305        11,353       46,260      42,870
     Other                    18,342        16,315       67,999      62,286
      Gross revenues         259,900       256,125    1,059,337   1,010,361
     Promotional allowances  (16,455)      (16,489)     (67,659)    (67,892)
      Net revenues           243,445       239,636      991,678     942,469

    Operating costs
     and expenses:
     Casino                   91,989        89,206      372,826     356,365
     Food and beverage        21,398        21,649       83,879      88,898
     Room                      4,314         4,050       16,416      15,860
     Other                     9,950         8,097       37,077      30,616
     Selling, general
      and administrative      49,547        45,770      180,659     190,753
     Corporate expense         6,784         6,940       26,974      23,007
     Depreciation and



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

      amortization            15,051        17,181       63,346      70,664
     Impairment loss              --       137,435           --     137,435
     Restructuring charge       (555)           --        1,174          --
     Missouri / Nevada
      investigations and fines 1,693            --        4,388          --
     Gain on sale of
      Missouri assets        (41,731)           --      (41,731)         --
     Preopening expenses       2,874            --        3,858          --
                             161,314       330,328      748,866     913,598

    Operating income (loss)   82,131       (90,692)     242,812      28,871

    Other income (expense):
     Interest expense, net   (26,179)      (21,591)     (94,098)    (84,618)
     Abandoned acquisition
      costs                       --        (2,409)          --      (2,409)
     Merger settlement, net
      of related legal costs      --            --           --      12,824
     Other                      (738)       (1,029)        (565)     (1,891)
                             (26,917)      (25,029)     (94,663)    (76,094)

    Income (loss) before
     income taxes and
     extraordinary item       55,214      (115,721)     148,149     (47,223)
      Income tax (provision)
       benefit               (20,176)       40,273      (54,098)     14,929

    Income (loss) before
     extraordinary item       35,038       (75,448)      94,051     (32,294)

    Extraordinary item -
     loss on early retirement
     of debt, net of applicable
     income tax benefit         (163)           --         (546)    (10,653)

    Net income (loss)         34,875       (75,448)      93,505     (42,947)
    Preferred stock dividends     --            --           --      (1,811)

    Net income (loss)
     applicable to common
     stock                   $34,875      $(75,448)     $93,505    $(44,758)


    Basic and diluted earnings
     per common share:
     Earnings (loss)
      applicable to common
      stock, before
      extraordinary item
       Basic                   $0.58       $(1.20)        $1.55      $(0.58)
       Diluted                 $0.56       $(1.20)        $1.49      $(0.58)
     Earnings (loss)
      applicable to common
      stock
       Basic                   $0.58       $(1.20)        $1.55      $(0.76)


                                       9

       Diluted                 $0.55       $(1.20)        $1.48      $(0.76)

    Weighted average common
     shares outstanding
      Basic                   60,271        62,779       60,519      58,692
      Diluted                 63,020        65,512       63,116      64,916


                                 Station Casinos, Inc.
                              Summary Information Tables
              (amounts in thousands, except occupancy percentage and ADR)
                                      (unaudited)

                                    Three Months Ended   Twelve Months Ended
                                        December 31,         December 31,
                                      2000       1999      2000      1999
    Total Nevada Operations (a):
     Net revenues                  $163,571   $150,079   $627,968  $584,852
     Operating income               $35,891    $41,470   $165,138  $147,217
     EBITDA (b)                     $51,066    $51,724   $211,252  $186,677
     EBITDA, adjusted for the
      Sunset Equipment lease        $51,066    $51,724   $211,252  $192,597

     Occupancy percentage                84%        86%        90%       92%
     ADR                                $62        $58        $57       $52

    Total Missouri Operations (a):
     Net revenues                   $67,705    $77,552   $315,422  $313,439
     Operating income (loss)        $50,119  $(114,594)  $102,882  $(85,269)
     EBITDA (b)                     $13,523    $17,632    $82,636   $69,223

     Occupancy percentage                80%        79%        83%       81%
     ADR                               $104       $111       $106      $109

    Station Casinos, Inc.
     and other (a):
      Net revenues                  $12,169    $12,005    $48,288   $44,178
      Operating loss                $(3,879)  $(17,568)  $(25,208) $(33,077)
      EBITDA (b)                    $(5,126)   $(5,432)  $(20,041) $(18,930)

    Total Station Casinos, Inc.:
     Net revenues                  $243,445   $239,636   $991,678  $942,469
     Operating income (loss)        $82,131   $(90,692)  $242,812   $28,871
     EBITDA (b)                     $59,463    $63,924   $273,847  $236,970
     EBITDA, adjusted for the
      Sunset Equipment lease        $59,463    $63,924   $273,847  $242,890

    (a) The Nevada Operations include the accounts of:  Palace Station,
        Boulder Station, Texas Station, Sunset Station, Santa Fe Station,
        Fiesta and The Reserve. The Missouri Operations include the accounts of: Station Casino St. Charles and Station Casino Kansas City.
        Station Casinos, Inc. and other includes the operations of Wild Wild West, the Company's investment in Barley's, Southwest Gaming and Corporate expense.
    (b) EBITDA consists of operating income plus depreciation, amortization, preopening expenses, restructuring charge, Missouri/Nevada investigations and fines, gain on sale of Missouri assets and impairment loss. The Company believes that in addition to cash flows and net income, EBITDA is a useful financial performance measurement for assessing the operating performance of the Company. Together with net income and cash flows, EBITDA provides investors with an additional basis to evaluate the ability of the Company to incur and service debt and incur capital expenditures. To evaluate EBITDA and the trends it depicts, the components should be considered. The impact of interest, taxes, depreciation, amortization, preopening expenses, restructuring charge, Missouri/Nevada investigations and fines, gain on sale of Missouri assets and impairment loss, each of which can significantly affect the Company's results of operations and liquidity and should be considered in evaluating the Company's operating performance, cannot be determined from EBITDA. Further, EBITDA does not represent net income or cash flows from operating, financing and investing activities as defined by generally accepted accounting principles ("GAAP") and does not necessarily indicate cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income, as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. In addition, it should be noted that not all gaming companies that report EBITDA or adjustments to such measures may calculate EBITDA or such adjustments in the same manner as the Company, and therefore, the Company's measure of EBITDA may not be comparable to similarly titled measures used by other gaming companies.




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